UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2022

EYENOVIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of Principal Executive Offices, and Zip Code)

(917) 289-1117

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, $0.0001 par value	EYEN	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Current Report on Form 8-K amends the Current Report on Form 8-K filed on March 7, 2022 (the “Original Form 8-K”) solely to include certain disclosure regarding the Offering (defined below) under Item 1.01 of the Current Report (the “Item 1.01 Disclosure”). The Item 1.01 Disclosure was inadvertently reported under Item 8.01 of the Original Form 8-K instead of Item 1.01 of the Original Form 8-K as a result of a scrivener’s error. No other changes have been made to the Original Form 8-K.

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2022, Eyenovia, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional and accredited investor (the “Purchaser”), relating to the issuance and sale of 3,000,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), warrants to purchase an aggregate of 4,870,130 shares of Common Stock (the “Warrants”), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 1,870,130 shares of Common Stock (the “Offering”).

The offering price for the Shares will be $3.08 per Share and the offering price for the Pre-Funded Warrants will be $3.07 per Pre-Funded Warrant, which represents the per Share public offering price less $0.01 per share exercise price for each Pre-Funded Warrant. The Warrants will have an exercise price of $3.54 per share and each Warrant will be exercisable for one share of Common Stock. The Warrants will be exercisable beginning six months from the date of issuance and the Pre-Funded Warrants will be exercisable immediately upon issuance. The Pre-Funded Warrants shall terminate when fully exercised and the Warrants will terminate five years from the initial exercisability date.  The aggregate gross proceeds to the Company from the Offering are expected to be approximately $15 million, excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants and the Warrants. The Company intends to use the net proceeds from the Offering to advance its MydCombi program, including the ramp-up of its manufacturing capabilities, as well as the continued advancement of the MicroLine clinical program and working capital and general corporate purposes. No underwriter or placement agent participated in the offering.

The Offering is being made pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-261638), as previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”), and a related prospectus.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchaser. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

The forms of Pre-Funded Warrant, Warrant, and Purchase Agreement are filed as Exhibits 4.1, 4.2, and 10.1, respectively, and the description of the terms of the forms of Purchase Agreement, the Warrants and the Pre-Funded Warrants is qualified in its entirety by reference to such exhibits. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo P.C. relating to the legality of the issuance and sale of the Shares, the Warrants, the Pre-Funded Warrants and the shares of Common Stock underlying the Warrants and the Pre-Funded Warrants is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events

On March 4, 2022, the Company issued a press release announcing the Offering, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Warrant
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo P.C.
10.1	Form of Purchase Agreement between the Company and the Purchaser, dated March 3, 2022
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo P.C. (contained in Exhibit 5.1)
99.1	Press Release dated March 4, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: March 9, 2022	/s/ John Gandolfo
John Gandolfo
Chief Financial Officer